Exhibit 99.1

                                                For further information contact:
                                                                    Gary L. Svec
                                                            PrivateBancorp, Inc.
                                                                    312-683-7100


FOR IMMEDIATE RELEASE


                    PrivateBancorp, Inc. Subsidiary Completes
                  Purchase of Lodestar Investment Counsel, Inc.

         Chicago, IL December 30, 2002 --- PrivateBancorp, Inc. (NASDAQ: PVTB) today said that The PrivateBank and Trust Company subsidiary has completed its previously announced acquisition of a controlling interest in Lodestar Investment Counsel, Inc., a Chicago-based investment advisor.

         With the Lodestar acquisition, PrivateBancorp, through its subsidiaries, has approximately $1.25 billion in client assets under management in the Company's wealth management area. The consideration paid by the Company consisted of a mix of cash and stock.

         Lodestar will operate separately as a subsidiary of The PrivateBank and Trust Company, and will continue to be managed by its longtime team of professionals, headed by William A. Goldstein, Lodestar's president.

About PrivateBancorp, Inc.
--------------------------

         PrivateBancorp, Inc. was organized in 1989 to provide highly personalized financial services primarily to affluent individuals, professions, owners of closely-held businesses and commercial real estate investors. The Company operates two banking subsidiaries, The PrivateBank and Trust Company and The PrivateBank (St. Louis). The Company, which had assets of $1.4 billion as of September 30, 2002, currently has banking offices in Chicago, Wilmette, Oak Brook, St. Charles, Lake Forest, Winnetka, and Geneva, Illinois, and in
St. Louis, Missouri.


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About Lodestar Investment Counsel, Inc.
---------------------------------------

         Lodestar Investment Counsel, Inc. was founded in 1989 to provide personalized, discretionary asset management services to individuals, retirement accounts and charitable interests with investable assets in excess of $1,000,000. The firm, which is headquartered in Chicago, had approximately $468 million in assets under management as of November 30, 2002.

         Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.'s website at www.privatebk.com.


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